Monthly Statements to the Securityholders
Pursuant to Section 5.01 of the Sale and Servicing Agreement

Wachovia Asset Securitization Inc
2003-HE1

Monthly Period	April 1, 2004 through April 30, 2004
Payment Date	May 25, 2004

Aggregate Amount Collected for the Collection Period
Interest	$2,658,379.31			LIBOR	1.1000%
Principal Collections	$43,689,168.62			Auction Rate	1.5000%
Substitution Amounts	$—			A-1 Note Rate	1.3900%
Yield Maintenance Amount	$—			A-2 Note Rate	1.5000%
Additional Draws	$(25,794,663.79)
Application of Collected Amounts
Applied in the following order of priority:				Factor per 1000
(I) Enhancer Premium			$105,211.57
(ii) A-1 Noteholder’s Interest			$856,783.48	0.8567834794
A-2 Noteholder’s Interest			$92,458.65	0.9245864885
(iii) Principal Collections to Funding Account			$—
(iv) Excess Spread (during Revolving)			$—
(v) Excess Spread (during AP)			$1,623,904.04
(vi) Additional Balance Increase from Excess Spread (during MAP)			$—
(vii) A-1 Noteholder’s Principal Distribution			$16,260,782.08	16.26078208
A-2 Noteholder’s Principal Distribution			$1,626,078.21	16.26078208
(viii) Enhancer for Prior Draws			$—
(ix) Liquidation Loss Amount			$12,333.88
(x) Enhancer			$—		Aggregate to Date
(xi) Interest Shortfalls			$—		$—
(xii) Indenture Trustee			$—
(xiii) Certificates			$1,623,904.04
Balances				Factor
Beginning A-1 Note Balance			$765,175,024.97	0.7651750250
Ending A-1 Note Balance			$748,914,242.89	0.7489142429
	Change		$16,260,782.08	0.0162607821
Beginning A-2 Note Balance			$76,517,502.50	0.7651750250
Ending A-2 Note Balance			$74,891,424.29	0.7489142429
	Change		$1,626,078.21	0.0162607821
Beginning Excluded Amount			$—
Ending Excluded Amount			$—
	Change		$—
Beginning Pool Balance			$855,737,520.78	0.7779353365
Ending Pool Balance			$837,830,682.07	0.7616565568
	Change		$17,906,838.71	0.0162787797
Beginning Principal Balance			$855,737,520.78	0.7779353365
Ending Principal Balance			$837,830,682.07	0.7616565568
	Change		$17,906,838.71	0.0162787797
Beginning Certificate Balance			$—
Additional Balance Increase (Draws minus Payments)			$—
Ending Certificate Balance			$—
Delinquencies	#	$
Two statement cycle dates:	18		$953,141.30
Three statement cycle dates:	5		$258,352.55
Four statement cycle dates:	5		$248,437.86
Five statement cycle dates:	2		$33,543.00
Six statement cycle dates:	2		$112,220.66
Seven + statement cycle dates:	7		$162,794.23
Foreclosures (included in aging above)	—		$—
REO	14		$599,153.50
Liquidation Loss Amount	1		$12,333.88
Wachovia Bank, National Bank
as Administrator

Additional Information
Net WAC Rate	3.41%	Current Net Excess Spread	2.059%
Overcollateralization Target	$14,025,014.89	2 Month Average Net Excess	1.977%
Overcollateralization Amount	$14,025,014.89	3 Month Average Net Excess	1.767%
Funding Account Ending Balance	$—
Gross CPR (1 mo. Annualized)	46.689%	Current Liquidation Loss	$12,333.88
Net CPR (1 mo. Annualized)	22.413%	Aggregate Losses	$765,844.10
Draw Rate (1 mo. Annualized)	30.739%	Aggregate Loss %age	0.070%
WAM	205.40	Defiency Amounts	$—
AGE	27.32	Net Policy Draws	$—
		Agg. Substitutions	$—
Allocation of Collected Funds
Interest Collections		Principal Collections
Total Collected	$(3,014,936.61)	Total Collected	$(43,689,168.62)
Servicing Fee	$356,557.30	A-1 Principal	$16,260,782.08
Enhancer Premium	$105,211.57	A-2 Principal	$1,626,078.21
Additional Balance Interest	$—	Add'l Balance Increase	$—
A-1 Interest	$856,783.48	Net Draws	$25,794,663.79
A-2 Interest	$92,458.65	Funding Account	$—
Excess Interest	$1,603,925.62	Net	$(7,644.54)
Net	$—	Previous Funding	$—
		Liquidations	$(12,333.88)
		Excess Interest	$(1,603,925.62)
Stepdown Event?	No	Certificateholder	$1,623,904.04
Condition 1	No	Difference	$0.00
Condition 2	No
Condition 3	No